Exhibit 99.2

Compensation Committee Charter

I.            Committee Membership

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Tiga Acquisition Corp., a Cayman Islands exempted company (the “Company”) shall consist of two or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom is otherwise “independent” under the listing standards of the New York Stock Exchange (“NYSE”) applicable to Compensation Committee members, subject to the applicable phase-in periods permitted by the rules of the NYSE.  In addition, in determining whether a director is eligible to serve on the Committee, the Board may consider whether such person is a “non-employee director” within the meaning of Rule 16b-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

Members shall be appointed by the Board based on the recommendation of the Company’s Nominating Committee.  Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

II.            Committee Purpose and Responsibilities

The following shall be the purpose and responsibilities of the Committee, as applicable:

A.
The Committee shall review and approve the corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation.  In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to such persons in prior years.

B.
The Committee shall set salaries and approve incentive compensation awards and equity compensation plan awards, as well as compensation policies for all Section 16 Officers as designated by the Board (other than the Chief Executive Officer, whose compensation is determined in accordance with paragraph A above).

C.	The Committee shall make recommendations to the Board with respect to all equity based compensation plans that are subject to Board approval and any modification to any such plans.
D.	The Committee shall oversee the Company’s compliance with the requirement under the applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans.
E.
Subject to applicable law and the terms of applicable plan documents, the Committee shall have the power to establish, administer, amend, manage, periodically review and, where appropriate, terminate all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, including 401(k) plans, employee stock purchase plans, long-term incentive plans, management incentive plans and other plans.  Specifically with respect to cash or equity incentive compensation plans, the Committee shall be responsible for granting any awards under equity compensation plans and annual bonus plans to the President and Section 16 Officers as designated by the Board.

F.	The Committee shall authorize and approve any employment or severance agreements and amendments with all designated Section 16 Officers.
G.	The Committee shall review and approve the annual compensation risk assessment conducted by management to be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.
H.	In coordination with management, the Committee shall produce the annual report of the Committee to be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.
I.	The Committee shall periodically review and approve the form and amount of compensation of the Board’s non-management directors.
J.	The Committee shall report to the Board on a regular basis, and not less than once per year.
K.	The Committee shall perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.
III.            Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson.  The Committee shall set its schedule of meetings at a date, time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written resolutions of all the members, when deemed necessary or desirable by the Committee or its chairperson.  Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

The Committee may invite such members of management to its meetings as it deems appropriate, consistent with the maintenance of the confidentiality of compensation discussions.  Unless specifically invited by the Committee, the President should not attend any meeting where his performance or compensation is discussed.

IV.            Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee, so long as such subcommittee is solely comprised of one or more members of the Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the United States Securities and Exchange Commission and NYSE.  In particular, the Committee may delegate the approval of certain decisions to a subcommittee consisting solely of members of the Committee who are “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act.

V.            Performance Evaluation

The Committee shall conduct an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter.  The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.  The Committee shall also review its charter annually and approve any improvements necessary or desirable to the Committee.

VI.            Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel or other advisers.  The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant, independent legal counsel or other adviser retained by it, and the Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such compensation consultant, independent legal counsel or other adviser retained by the Committee.

With respect to any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation annually, or from time to time as the Committee deems appropriate, assess whether the work of any such compensation consultant (whether retained by the compensation committee or management) has raised any conflicts of interest in accordance with Item 407(e) of Regulation S-K.

The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including, without limitation:

(a)	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
(b)
The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(c)	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
(d)	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
(e)	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and
(f)	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.
Notwithstanding the foregoing, nothing contained in this Section VI (a) shall be construed: (i) to require the Committee to implement or act consistently with the advice or recommendations of any compensation consultant, independent legal counsel or other adviser to the Committee; or (ii) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of the duties of the Committee or (b) shall require a compensation consultant, legal counsel or other compensation adviser to be independent, provided that the Committee considers the independence factors listed in clauses (a) through (f) above before selecting or receiving advice from a compensation adviser.  The Committee may select or receive advice from any adviser they prefer including ones that are not independent, after considering the independence factors outlined in clauses (a) through (f) above.